Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of ESK Ceramics GmbH & Co. KG (“ESK”) on our historical financial position and our results of operations. We have derived our historical consolidated financial data for the year ended December 31, 2003 from our audited consolidated financial statements. We have derived our historical consolidated financial data as of and for the six months ended June 30, 2004 from our unaudited condensed consolidated financial statements.

We have derived the historical combined financial data for ESK for the year ended December 31, 2003 from its audited combined financial statements included elsewhere herein. We have derived its historical combined financial data as of and for the six months ended June 30, 2004 from its unaudited condensed combined financial statements included elsewhere herein. The historical combined financial statements of ESK were prepared in Euros using generally accepted accounting principles (GAAP) in Germany and include a reconciliation to United States GAAP in the Notes to the Financial Statements. The historical combined financial data of ESK gives effect to the US GAAP reconciling items. In addition, certain adjustments have been made to the historical financial statements of ESK to reflect reclassifications to conform with our presentation under US GAAP.

In these unaudited pro forma combined condensed financial statements, Euro amounts have been translated into United States dollars at a rate of 1.22 Euros to the dollar as of June 30, 2004, the rate in effect on that date and a rate of 1.23 and 1.13 Euros, for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively, the approximate rates in effect for the periods presented. Such translations should not be construed as representations that the Euro amounts represent, or could have been converted into, United States dollars at that or any other rate.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 assume that the acquisition took place on January 1, 2003. The unaudited pro forma condensed combined balance sheet as of June 30, 2004 assumes that the acquisition took place on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the acquisition and financing occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. The purchase price allocation is preliminary pending our final evaluation of the fair value of the assets acquired, primarily the long-term tangible and intangible assets. We expect to complete our evaluation by the end of the fourth quarter of 2004. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements below.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions, our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and the historical combined financial statements and related notes of ESK included elsewhere herein.

Financing Transaction

On August 18, 2004, Ceradyne entered into a $160 million Credit Agreement with Wachovia Bank, National Association, and a syndicate of banks and other institutional lenders. The obligations under the Credit Agreement are secured by substantially all of the assets of Ceradyne and ESK Ceramics, other than real property. The Credit Agreement provides for a term loan in the amount of $110 million and a revolving line of credit in the amount of $50 million. Ceradyne borrowed the entire $110 million under the term loan on August 18, 2004.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the base rate chosen by Ceradyne plus a margin determined pursuant to the Credit Agreement. Ceradyne may choose a base rate, which is equal to approximately the London interbank offered rate, commonly known as the LIBOR rate, for deposits in dollars for the interest period selected by Ceradyne. Ceradyne may also choose an “alternate base rate,” as defined in the Credit Agreement, which is a fluctuating interest rate per annum equal to the higher of either (a) the prime rate established by Wachovia Bank from time to time, or (b) one-half of one percent above the Federal Funds Rate. The applicable margin is, in respect to the term loan, 2.00 percent per annum if the LIBOR rate is used and 1.00 percent per annum if an alternate base rate is used. With respect to borrowings under the revolving line of credit, the applicable margin is 2.00 percent per annum through December 31, 2004, and thereafter, the margin is a percentage determined pursuant to the Credit Agreement ranging from 0.25 percent to 1.00 percent if an alternate base rate is chosen, and ranging from 1.50 percent to 2.25 percent if the LIBOR rate is chosen.

The interest rate on $95 million of the $110 million term loan is currently based on the LIBOR rate for a fixed period of six months, at an effective interest rate equal to 3.94 percent per annum. The interest rate on the $15 million balance of the $110 million term loan is currently based on the LIBOR rate for a three month period at an effective interest rate equal to 3.75 percent per annum.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2004

(In Thousands)

Historical

	Ceradyne, Inc.	ESK Ceramics GmbH & Co. KG (Rule 3-05)	Pro Forma Adjustments		Pro Forma Combined
Current Assets
Cash & cash equivalents	$3,259	$31	$(3,200	) f)	$90
Short term investments	27,890	—	(21,000	) a)	6,890
Accounts Receivable	23,351	15,181	(1,221	) b)	37,311
Other receivables	1,545	2,464	—		4,009
Inventory	22,547	22,581	2,277	c)	47,405
Production tooling	3,877	—	—		3,877
Other current assets	5,948	1,032	—		6,980
Deferred tax asset	1,325	5,676	(5,676	) i)	1,325

Total Current Assets	89,742	46,965	(28,820)		107,887
Net property, plant & equipment	38,346	66,393	42,032	d)	146,771
Goodwill	3,321	372	11,542	c)	15,235
Backlog	—	—	500	e)	500
Developed technology	—	—	4,600	e)	4,600
Tradename	—	—	2,100	e)	2,100
Other assets	—	15,499	(8,979	) f) h)	6,520

Total Assets	$131,409	$129,229	$22,975		$283,613

Current Liabilities
Current portion of long term debt	$—	$53,869	$(53,869	) g)	$—
Accounts payable	17,958	5,424	(1,221	) b)	22,161
Accrued expenses	7,921	22,622	10,700	a)	41,243

Total Current Liabilities	25,879	81,915	(44,390)		63,404
Long term debt		—	110,000	f)	110,000
Deferred tax liability	2,878	—	—		2,878
Accrued pension & employee benefits	—	8,532	(3,853	) h)	4,679

Total Liabilities	28,757	90,447	61,757		180,961
Shareholders’ Equity
Common stock	161	1,248	(1,248	) a)	161
Paid in Capital	76,716	—	—		76,716
Retained earnings	25,775	38,011	(38,011	) g)	25,775
Accumulated other comprehensive income	—	(477)	477	a)	—

Total Shareholders’ Equity	102,652	38,782	(38,782)		102,652
Total Liabilities and Shareholders’ Equity	$131,409	$129,229	$22,975		$283,613

Note: See notes to unaudited pro forma condensed combined financial statements

Notes to unaudited pro forma condensed combined balance sheet

a)	Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to the tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the acquisition. The preliminary estimated consideration is allocated as follows:

Calculation of Consideration:
Cash consideration to seller	$21,000
Draw down of credit facility (see note f)	110,000
Estimated direct transaction costs	10,700
Loan costs (see note f)	3,200

Total Consideration	144,900

Preliminary allocation of consideration:
Book Value of net assets acquired	38,782
Inventory (see note c)	2,277
Property, plant and equipment (see note d)	42,032
Backlog (see note e)	500
Developed technology (see note e)	4,600
Tradenames (see note e)	2,100
Deferred loan costs (see note f)	3,200
Debt to parent not assumed in acquisition (see note g)	53,869
Net pension obligation excluded from acquisition (see note h)	(8,326)
Elimination of deferred tax asset	(5,676)

Adjustment to goodwill	$11,542

b)	To eliminate payables and receivables between ESK and Ceradyne.

c)	Represents the estimated purchase accounting adjustment to capitalized manufacturing profit in inventory of $2,445. This amount was estimated as part of the initial assessment of the fair value of assets acquired and liabilities assumed. The amount ultimately allocated to inventory may differ from this preliminary allocation. Also, includes elimination of intercompany profit in inventory of $168.

d)	Represents the estimated purchase accounting adjustment to record property, plant and equipment at estimated fair values. This adjustment is preliminary and is based on management’s estimates. The amount ultimately allocated to property, plant and equipment may differ from this preliminary allocation.

e)	Represents the estimated purchase accounting adjustment to record intangible assets at estimated fair values. This adjustment is preliminary and is based on management’s estimates. The amount ultimately allocated to intangible assets may differ from this preliminary allocation. The estimated useful life of the backlog and developed technology is 3 months and 15 years, respectively. Trade names have been considered an indefinite intangible life.

Notes to unaudited pro forma condensed combined balance sheet, continued

f)	Represents amounts drawn down on the Company’s new credit facility of $110 million established to fund the acquisition. The Company incurred deferred loan costs of $3.2 million related to the new credit facility.

g)	In connection with the acquisition, the Company did not assume debt owed by ESK to its parent company, Wacker Chemie, in the amount of $53,869.

h)	To eliminate the net pension assets of $12,179 and liabilities of $3,853 related to retired employees of ESK that was assumed by ESK’s parent company, Wacker Chemie.

i)	To eliminate deferred tax asset as book and tax basis approximate each other.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME SHEET

For the Six Months Ended June 30, 2004

(In Thousands)

Historical

	Ceradyne, Inc.	ESK Ceramics GmbH & Co. KG (Rule 3-05)	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$75,911	$51,590	(2,342	) a)	$125,159
Cost of Sales	50,865	39,417	(3,821	) a) b) d) e)	86,461

Gross Profit	25,046	12,173	1,479		38,698
Operating Expenses
Selling	1,508	7,092	(79	) d) e)	8,521
General and Administrative	5,330	2,999	(93	) d) e)	8,236
Research & Development	1,023	1,431	(2	) d) e)	2,452

Total Operating Expenses	7,861	11,522	(174)		19,209
Income from Operations	17,185	651	1,653		19,489
Other Income (Expense), Net	1,443	(531)	(2,270	) c) e)	(1,358)

Income before taxes	18,628	120	(617)		18,131
Provision for taxes	7,134	1,075	(246	) f)	7,963

Net Income	$11,494	$(955)	$(371)		$10,168

Net earnings per share
Basic	$0.72				$0.64
Diluted	$0.71				$0.63
Weighted average number of shares outstanding
Basic	15,993				15,993
Diluted	16,255				16,255

Note: See notes to unaudited pro forma condensed combined financial statements

Notes to unaudited pro forma condensed combined income statement for the six months ended June 30, 2004

a)	To eliminate sales and purchases between ESK and Ceradyne $2,342.

b)	To eliminate inventory profit related to purchase by Ceradyne of $562 at June 30, 2004.

c)	To eliminate interest income on short term investment of $335, record additional interest expense of $2,243 related to the Company’s new credit facility, amortization of deferred loan costs of $259 for loan fees on loan to fund purchase of ESK and eliminate $725 of ESK interest expense related to debt to its parent.

d)	To decrease depreciation and amortization expense by $370 related to management’s preliminary estimate of the fair value of property, plant and equipment acquired and intangible assets. Of this amount $311, $30, $22 & $7 was included as a component of cost of sales, selling, general and administrative and research and development, respectively.

e)	To adjust the net periodic pension costs related to retired employees of ESK that were assumed by ESK’s parent company, Wacker Chemie. The total adjustment was to increase expense by $879. Of this amount $606, $49, $72 and $158, was included as a component of cost of sales, selling, general and administrative, and other expense, respectively. Research and development decreased by $5.

f)	Adjustment reflects the pro forma tax effect of the above adjustments at an estimated effective tax rate of 40% for the six months ended June 30, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME SHEET

For the Year Ended December 31, 2003

(In Thousands)

Historical

	Ceradyne, Inc.	ESK Ceramics GmbH & Co. KG (Rule 3-05)	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$101,473	$93,398	(1,534	) a)	$193,337
Cost of Sales	72,124	70,007	(4,468	) a) b) d) e)	137,663

Gross Profit	29,349	23,391	2,934		55,674
Operating Expenses
Selling	2,440	11,560	(173	) d) e)	13,827
General and Administrative	7,799	4,373	(196	) d) e)	11,976
Research & Development	2,111	2,832	(12	) d) e)	4,931

Total Operating Expenses	12,350	18,765	(381)		30,734
Income from Operations	16,999	4,626	3,315		24,940
Other Income (Expense), Net	289	(114)	(5,224	) c) e)	(5,049)

Income before taxes	17,288	4,512	(1,909)		19,891
Provision for taxes	6,051	839	(764	) f)	6,126

Net Income	$11,237	$3,673	$(1,145)		$13,765

Net earnings per share
Basic	$0.79				$0.96
Diluted	$0.77				$0.94
Weighted average number of shares outstanding
Basic	14,295				14,295
Diluted	14,600				14,600

Note: See notes to unaudited pro forma condensed combined financial statements

Notes to unaudited pro forma condensed combined income statement for the year ended December 31, 2003

a)	To eliminate sales and purchases between ESK and Ceradyne of $1,534.

b)	To eliminate inventory profit related to purchases by Ceradyne of $932.

c)	To eliminate interest income on short term investment of $136, record additional interest expense of $4,398 related to the Company’s new credit facility, amortization of deferred loan costs of $519 for loan fees on loan to fund purchase of ESK and eliminate $111 of ESK interest expense related to debt to its parent.

d)	To decrease depreciation and amortization expense by $1,043 related to management’s preliminary estimate of the fair value of property, plant and equipment acquired and intangible assets. Of this amount $876, $83, $63 and $21 was included as a component of cost of sales, selling, general and administrative and research and development, respectively.

e)	To adjust the net periodic pension costs related to retired employees of ESK that were assumed by ESK’s parent company, Wacker Chemie. The total adjustment was to increase expense by $1,633. Of this amount $1,126, $91, $133 and $293, was included as a component of cost of sales, selling, general and administrative and other expense, respectively. Research and development decreased by $9.

f)	Reflects the pro forma tax effect of the above adjustments at an estimated combined effective tax rate of 40% for the six months ended June 30, 2004.